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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We consent to the incorporation by reference in this Registration Statements Nos. 333-139435, 333-146141 and 333-146192 on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of Netlist, Inc. and subsidiaries (which report on the consolidated financial statements express our unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 148, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 and Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), appearing in this Annual Report on Form 10-K of Netlist, Inc. for the year ended December 29, 2007.

/s/ KMJ CORBIN & COMPANY LLP
Irvine, California
February 27, 2008

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  EXHIBIT 23.1